AFBI Share Information Book and Tangible Value Per Share * See Non-GAAP Reconciliation

AFBI Selected Data ($ in thousands) Net Earnings 12% increase in Adjusted Net Earnings 18% increase in Adjusted diluted earnings per share * See Non-GAAP reconciliation on Slide 7

AFBI Selected Data Loan Composition As of March 31, 2023

AFBI Selected Data Deposit Composition As of March 31, 2023

AFBI Selected Deposit Data Deposits (in thousands) * All deposits are held at Affinity Bank and include the Company’s own funds. Estimated uninsured deposits are approximately $91.9 million or 12.2% of total deposits.* Consumer deposits total $20.8 million or 22.4 % of estimated uninsured deposits. Business deposits total $71.1 million or 77.6% of estimated uninsured deposits. Consumer and Business demand deposits each represent approximately 50% of total demand deposits. Dental deposits total $130.1 million and represent 17.1 % of total deposits.

AFBI Share Information NON GAAP RECONCILIATION